SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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OFFICE DEPOT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OFFICE DEPOT, INC.

2200 Old Germantown Road
Delray Beach, Florida 33445

NOTICE OF ANNUAL MEETING OF

SHAREHOLDERS

DATE	Friday, May 12, 2006

TIME	8:30 a.m. Eastern Daylight Time

LOCATION	Boca Raton Marriott at Boca Center 5150 Town Center Circle Boca Raton, FL 33486 (561)-620-3712

ITEMS OF BUSINESS	1. To elect ten (10) members of the Board of Directors for the term described in this Proxy Statement.

2. To ratify our Audit Committee’s appointment of Deloitte & Touche LLP as our independent accountants for the term described in this Proxy Statement.

3. To consider a Proposal from a Shareholder recommending that our Board of Directors amend the governance documents (certificate of incorporation or bylaws) of the Company to provide that Director nominees shall be elected by the affirmative vote of a majority of the votes cast at an Annual Meeting of Shareholders.

4. To transact any other business that may properly come before the meeting.

RECORD DATE	You must own shares of Office Depot common stock as of the close of business on Friday, March 10, 2006(the “Record Date”) to attend and vote at our Annual Meeting and any adjournment thereof.

ANNUAL REPORT	Our 2005 Annual Report is enclosed with these proxy materials.

By order of the Board of Directors,

David C. Fannin
Executive Vice President, General Counsel &
Corporate Secretary

Delray Beach, Florida

April 10, 2006

Please note that for security reasons, we will require that you present the admission ticket included with this Proxy Statement. We also will require positive picture identification from all attendees at our Annual Meeting. We reserve the right to exclude any person whose name does not appear on our official Shareholder list as of our record date of March 10, 2006. If you hold shares in “street name” and do not have a ticket, you must bring a letter from your stockbroker, or a current brokerage statement, to indicate that the broker is holding shares for your benefit. We also reserve the right to request any person to leave the Annual Meeting who is disruptive, refuses to follow the rules established for the meeting or for any other reason. Cameras, recording devices and other electronic devices, signs and placards will NOT be permitted at the meeting.

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PROXY STATEMENT

FOR THE
2006 ANNUAL MEETING OF SHAREHOLDERS OF
OFFICE DEPOT, INC.

2200 Old Germantown Road

Delray Beach, Florida 33445
Telephone (561) 438-4800

     This Proxy Statement contains important information about our 2006 Annual Meeting of Shareholders to be held on May 12, 2006. We are mailing this Proxy Statement and accompanying proxy card to our Shareholders on or about April 10, 2006.

      Purposes of the Meeting. Our Annual Meeting will consider important matters outlined in the Notice of this Meeting. We have mailed these proxy materials to you in connection with the solicitation of proxies by our Board of Directors (our “Board”). Our Board asks that you authorize your proxy to vote as our Board recommends.

      Voting your Shares. If you cannot attend the Meeting in person, you may vote your shares: (1) by completing, signing and returning your proxy card to us in the enclosed postage-paid envelope; (2) by voting electronically using a touch-tone telephone (866-540-5760); or (3) by using the Internet to vote your shares (www.proxyvoting.com/odp). If your shares are held in “street name” with a broker or similar party, you will need to contact your broker to determine whether you will be able to vote using one of these alternative methods. If you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. If you choose to use the Internet or telephone to vote, you must do so by 11:59 p.m. Eastern Daylight Time on May 11, 2006, the day before our Annual Meeting takes place.

      OUR BOARD RECOMMENDS that you vote FOR its nominees as Directors of the Company as described in Item 1 and that you vote FOR the ratification of our Audit Committee’s appointment of Deloitte & Touche LLP as our independent public accountants as described in Item 2. Our Board also recommends that you vote AGAINST the Shareholder proposal as described in Item 3.

      We also strongly urge you to vote by means of the telephone or the Internet as this allows for automatic tally of your votes and also saves Office Depot the cost of return postage. However you choose to vote, we urge you to VOTE as early as possible.

      Proxies. Our Board has appointed certain persons (“proxies”) to vote proxy shares in accordance with the instructions of our Shareholders. If you authorize the proxies to vote your shares, but do NOT specify how your shares should be voted, they will vote your shares as our Board recommends. If any other matters are presented for consideration at our Annual Meeting, your shares also will be voted as our Board recommends. You can change or revoke your proxy, (1) by mailing your request to our Corporate Secretary at our corporate headquarters so that it is received not later than 4:00 p.m. Eastern Daylight Time, on May 11, 2006, (2) by filing a proxy with a later date or (3) by voting your shares by ballot in person at the Annual Meeting.

      Solicitation of Proxies. In addition to soliciting proxies by mail, we may also solicit proxies in person, by telephone or over the Internet. Our employees do not receive additional compensation for their solicitation services. Certain banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries who hold shares for the benefit of another party (the “beneficial owner”) may solicit proxies for us. If so, they will mail proxy information to, or otherwise communicate with, the beneficial owners of shares of our common stock held by them. We also have hired Mellon Investor Services LLC (“MIS”) to assist us in communicating with these institutions and forwarding solicitation materials to them, and we have agreed to pay MIS a fee of $13,500 plus reimbursement of their reasonable out-of-

pocket expenses in connection with this service. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock.

      Shareholders Eligible to Vote at Our Annual Meeting; List of Shareholders Available. Owners of our common stock as of the close of business on March 10, 2006 (the “Record Date”) will be entitled to vote at our Annual Meeting. Our official stock ownership records will conclusively determine whether you are a “holder of record” as of the Record Date. A list of Shareholders entitled to vote at the meeting will be available at our Annual Meeting and for ten days prior to the meeting between the hours of 9:00 a.m. and 4:00 p.m. Eastern Daylight Time at our corporate headquarters in Delray Beach, Florida. As of March 10, 2006, there were 292,633,331 shares of common stock issued by Office Depot and owned by Shareholders (i.e. excluding shares held in treasury by Office Depot). Each share of common stock is entitled to one vote on each matter considered at our Annual Meeting.

      Establishing a Quorum. In order for us to transact business at our Annual Meeting, the holders of the majority of the outstanding shares of our stock must be present, either in person or by proxy. Shareholders choosing to abstain from voting and broker “non-votes” will be treated as present and entitled to vote for purposes of determining whether a quorum is present. Abstentions and broker “non-votes” will not be counted as a vote “for” or “against” any matter. However, abstentions will have the same effect as voting “no” or against a matter voted on at our Meeting which requires the affirmative vote of a majority of the shares present and voting. Broker non-votes will not be counted as shares entitled to vote and accordingly will not affect the outcome with respect to any matter to be voted on at the meeting.

      Householding of Annual Disclosure Documents. The Securities and Exchange Commission has approved a rule concerning the delivery of disclosure documents, called “householding”. Under that rule, certain banks, brokers and other intermediaries have arranged for a single set of our Annual Report and Proxy Statement to be delivered to multiple Shareholders sharing an address unless those banks, brokers and other intermediaries have received contrary instructions from one or more of the Shareholders. The rule applies to our annual reports and Proxy Statements. Each Shareholder will continue to receive a separate proxy card or voting instruction card. We will deliver promptly upon written or oral request a separate copy of this Proxy Statement and Annual Report to a Shareholder at a shared address to which a single copy of the document was sent. If you would like to receive your own set of such documents in future years, contact us by calling or writing to our Department of Investor Relations at our Corporate Headquarters at: 2200 Old Germantown Road, Delray Beach, FL 33445 or Call us at: (561) 438-4800 extension 87641.

      Two or more Shareholders sharing an address can request delivery of a single copy of our annual disclosure documents if they are receiving multiple copies by contacting us in the same manner. If a broker or other nominee holds your shares, please contact ADP and inform them of your request by calling them at: (800) 542-1061 or writing to them at: Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Please be sure to include your name, the name of your brokerage firm, and your account number.

* * * *

CORPORATE GOVERNANCE AT OFFICE DEPOT, INC.

       Governance and Director Independence. Office Depot is committed to principles of good corporate governance and the independence of our Board of Directors from the management of our company. All members of our Audit Committee, our Compensation Committee and our Corporate Governance & Nominating Committee have been determined by our Board to be “Independent Directors” within the applicable listing standards of the New York Stock Exchange (the “Exchange”). Our Board has reviewed the various relationships between members of our Board and the Company and has affirmatively determined that none of our Directors has material relationships with Office Depot other than Mr. Odland, our Chairman and Chief Executive Officer since March 11, 2005, who is a full time employee of our Company. In addition, during the period October 4, 2004 until March 11, 2005, while serving as interim Chairman and Chief Executive Officer, Mr. Austrian was not independent; however, pursuant to Exchange Rule 303A.02, he returned to Independent Director status when he resigned as Chairman and Chief Executive Officer.

      As a result all members of our Board other than Mr. Odland are considered Independent Directors under the listing standards of the Exchange. This determination by our Board is based upon an individual evaluation of each of our Directors, his or her employment or Board affiliations, and a determination either that the Independent Director has no business relationship with our Company other than his or her service on our Board or that while an Independent Director may have some involvement with a company or firm with which our Company does business, our Board has determined that such involvement is not material. None of our Directors serves as an executive officer of a charitable organization to which our Company made contributions during 2005. All Committees of our Company are currently comprised solely of Independent Directors. Our Chief Executive Officer, Mr. Odland, is not a member of any of our Board Committees.

      At each regular meeting of our Board of Directors, a private session, without management present, is conducted by the Independent members of our Board. Pursuant to our Corporate Governance Guidelines, the Independent Directors, as a group, annually select one Independent Director as the Chair of our Corporate Governance & Nominating Committee and also as the Board’s “Lead Director” for the purpose of setting the agenda and presiding at these executive sessions. Neil R. Austrian currently serves as Chair of our Corporate Governance & Nominating Committee and as our Board’s Lead Director.

      Code of Business Conduct (Code of Ethical Behavior). Our Board has adopted a Code of Ethical Behavior for all our employees. This Code also applies to our Directors. A copy of this Code may be viewed at our corporate website, www.officedepot.com under the headings “Company Information/ Investor Relations/ Corporate Governance.” In addition, a printed copy of our Code of Ethical Behavior will be provided to any Shareholder upon written request to our Corporate Secretary at the Company’s address listed elsewhere in this Proxy Statement.

      Corporate Governance Guidelines. Our Board has adopted Governance Guidelines for our Company. Those Guidelines may be viewed at our corporate web site, www.officedepot.com under the headings “Company Information/ Investor Relations/ Corporate Governance.” In addition, a printed copy of our Governance Guidelines will be provided to any Shareholder upon written request to our Corporate Secretary.

      Charters of our Board Committees. The Charters of our Board Committees are available on our corporate web site, www.officedepot.com under the headings “Company Information/ Investor Relations/ Corporate Governance.” In addition, printed copies of any of our Board Committee Charters will be provided to any Shareholder upon written request to our Corporate Secretary.

COMMUNICATING WITH OUR BOARD MEMBERS

       Our Shareholders may contact any member (or all members) of our Board (including without limitation the Lead Director or the Independent Directors as a group), any Board Committee or any Chair of any such Committee by mail. To communicate with our Directors by mail, correspondence may be addressed to any individual Director by name, to the Independent Directors as a group, to the Lead Director, to any Board Committee by name or to any Committee Chair either by name or by title. All such mailings are to be sent “c/o Corporate Secretary” to our corporate headquarters address, which is 2200 Old Germantown Road, Delray Beach, FL 33445.

      All mail received as set forth in the preceding paragraph will be examined by the office of our General Counsel for the purpose of determining whether the mailing represents a security concern or that the contents actually represent a message to our Directors. Any contents that are not in the nature of advertising, promotions of a product or service, or constitute patently offensive material will be forwarded promptly to the addressee. In the case of the non-management Directors as a group (such as a Committee of our Board), the General Counsel’s office will make the contents available to each Director who is a member of the group to which the envelope is addressed.

      In addition, any person who desires to communicate any matter specifically and confidentially to our Audit Committee may contact the Audit Committee by addressing a letter to the Chair of the Audit Committee, c/o Corporate Secretary, at our corporate headquarters address. Mark on the outside of the envelope that the communication inside is “Confidential”. Such communications to our Audit Committee may be submitted anonymously to the Audit Committee Chair, in which event the envelope will not be opened for any purpose, other than appropriate security inspections. Otherwise, such mailing will be forwarded directly to the Chair of our Audit Committee for his or her review and follow-up action as he or she deems appropriate.

      It is our Board’s policy that each of our Directors should attend the Annual Meeting of our Shareholders, at which time they are available to answer questions that may be raised in the question and answer period. At our 2005 Annual Meeting, 10 of our 12 Directors were in attendance.

MATTERS TO BE CONSIDERED BY OUR SHAREHOLDERS

Item 1: Election of Directors

Nominees for Directors of Office Depot

      Ten (10) individuals have been nominated for election as Directors at our 2006 Annual Meeting, to serve for a term of office that continues from the date and time of their elections until our next Annual Meeting of Shareholders, or until their successors are elected and qualified. Subject to our Corporate Governance Guidelines discussed above in the section captioned “Corporate Governance at Office Depot, Inc.”, the 10 nominees for the office of Director of our Company who receive the highest number of votes cast at our Annual Meeting (a plurality) will be elected. All of our Directors form a single class of Directors and stand for election each year. Information about these individuals, their business experience and other relevant information is set forth below.

      Pursuant to a policy adopted subsequent to our 2005 Annual Meeting and incorporated in our Corporate Governance Guidelines, any nominee for Director in an uncontested election as to whom a majority of the shares of the Company that are outstanding and entitled to vote in such election are designated to be “withheld” from or are voted “against” his or her election shall tender his or her resignation for consideration by the Corporate Governance & Nominating Committee. The Governance Committee shall evaluate the best interests of the Company and its shareholders and shall recommend to the Board the action to be taken with respect to such tendered resignation.

Lee A. Ault III	Neil R. Austrian	David W. Bernauer
Abelardo E. Bru	David I. Fuente	Brenda J. Gaines
Myra M. Hart	W. Scott Hedrick	Michael J. Myers
Steve Odland

      Should any of these nominees become unable to serve (for example, if any of them should become seriously ill or incapacitated or should die), our Corporate Governance & Nominating Committee may propose a substitute nominee. If a substitute nominee is named, all proxies voting FOR these nominees will be voted for the substitute so named (unless you specify on your proxy card to withhold voting for such person). If a substitute nominee is not named, all proxies will be voted for the election of the remaining nominees (or as directed on your proxy card). In no event will more than ten (10) Directors be elected at our Annual Meeting.

Your Board of Directors recommends a vote “FOR” Item 1 on your Proxy Card.

BIOGRAPHICAL INFORMATION ON THE CANDIDATES

LEE A. AULT III	AGE: 69

      Mr. Ault has served as one of our Directors since 1998. He is currently Chairman of the Board of In-Q-Tel, Inc., a technology venture company. He also serves as Chairman of the Board of American Funds Insurance Series, a mutual fund managed by Capital Research and Management Company. He was formerly Chairman, President and Chief Executive Officer of Telecredit, Inc. a payment services company. He served as a Director of Viking Office Products, Inc. (“Viking”) from 1992 until August 1998 when Office Depot merged with Viking. He also is a Director of Anworth Mortgage Asset Corporation, a real estate investment trust.

NEIL R. AUSTRIAN	AGE: 66

      Mr. Austrian has served as one of our Directors since 1998. He also served as our interim Chairman and Chief Executive Officer from October 4, 2004 until March 11, 2005. Mr. Austrian served as President and Chief Operating Officer of the National Football League from April 1991 until December 1999. He was a Managing Director of Dillon, Read & Co. Inc. from October 1987 until March 1991. Mr. Austrian served as a Director of Viking from January 1988 until August 1998 when Office Depot merged with Viking. He also serves as a Director of The DirecTV Group (formerly Hughes Electronics Company), a publicly traded company.

DAVID W. BERNAUER	AGE: 62

      Mr. Bernauer has served as a Director of our Company since 2004. He has served since 2003 as Chairman of the Board of Directors and Chief Executive Officer of Walgreen Co., the nation’s largest drugstore chain. From 2002 to 2003 he served as President and Chief Executive Officer of Walgreen and from 1999 to 2002 as President and Chief Operating Officer of Walgreen. He has served in various management positions, with increasing areas of responsibility at Walgreen since 1966.

ABELARDO (AL) E. BRU	AGE: 57

      Mr. Bru has served as a Director of our Company since 2004. Mr. Bru retired as Vice Chairman of PepsiCo in February 2005. From February 2003 until September 2004, he served as Chairman and Chief Executive Officer of Frito-Lay North America. Frito-Lay North America is a $10.3 billion division of PepsiCo, Inc. and the largest snack-food maker in the world. He joined Frito-Lay in 1999 as President and Chief Executive Officer. Prior to joining Frito-Lay, Mr. Bru served in various capacities for Sabritas, a subsidiary of PepsiCo and the largest snack food maker in Mexico, from 1981 to 1999. Mr. Bru served in various senior international positions with PepsiCo Foods International since joining PepsiCo in 1976. He is currently a Director of Kimberly-Clark Corporation, a publicly traded company.

DAVID I. FUENTE	AGE: 60

      Mr. Fuente has been a Director since he joined Office Depot in 1987. Until December 2001, he served as Chairman of our Board. From December 1987 until July 2000, Mr. Fuente also served as Chief Executive Officer of our Company. He is a Director of Ryder System, Inc., and Dick’s Sporting Goods, both publicly traded companies.

BRENDA J. GAINES	AGE: 56

      Ms. Gaines has been a Director of our Company since 2002. Ms. Gaines retired in 2004 from her position as North American President and Chief Executive Officer of Diners Club International, a Division of Citigroup, a position she held from 2002 until 2004. She served as President from 1999 until 2002. From 1994 until 1999, she served as Executive Vice President, Corporate Card Sales, for Diners Club International, and prior to that she served in various positions of increasing responsibility within Citigroup or its predecessor corporations from 1988. From 1985 until 1987, Ms. Gaines was Deputy Chief of Staff for the Mayor of the City of Chicago. She is also a Director of CNA Financial Corporation and of Tenet Healthcare Corporation, both publicly traded companies.

MYRA M. HART	AGE: 65

      Ms. Hart has served as a Director of our Company since 2004. From 1995 to the present time, she has served as Professor, Entrepreneurial Management at the Harvard Business School. From 1985 until 1990, Ms. Hart was a member of the Staples, Inc. founding team, leading operations, strategic planning and growth implementation in new and existing markets. She is a Director of eCornell, Nina McLemore Inc., Royal Ahold NV, and IntelliVid Corporation.

W. SCOTT HEDRICK	AGE: 60

      Mr. Hedrick has been a Director of our Company since 1991. From November 1986 until April 1991, he was a Director of The Office Club, Inc., which has been a subsidiary of Office Depot since April 1991, when Office Depot acquired it. He was a founder and has been a General Partner of InterWest Partners, a venture capital fund, since 1979. Mr. Hedrick is also a Director of Hot Topic, a publicly traded company.

MICHAEL J. MYERS	AGE: 65

      Mr. Myers has served as one of our Directors since 1987. He is a Senior Advisory Partner of Sentinel Capital Partners, a private equity investment firm. He also is the President and a Director of Smith Barney Venture Corp., a wholly owned subsidiary of Smith Barney Holdings, Inc., which acts as the Managing General Partner of First Century Partnership III, a private venture capital investment fund. From 1976 until January 1992, he was a Senior Vice President and Managing Director of Smith Barney, Harris Upham & Co., Inc.

STEVE ODLAND	AGE: 47

      Mr. Odland has been Chairman of the Board of Directors and Chief Executive Officer of our Company since March 11, 2005. Immediately prior to joining Office Depot, Inc., he was Chairman and Chief Executive Officer of AutoZone, Inc., from January 2001 until March 11, 2005 and President of that company from May 2001 until March 11, 2005. Previously he was an executive with Ahold USA from 1998 to 2000. Mr. Odland was President of the Foodservice Division of Sara Lee Bakery from 1997 to 1998. He was employed by The Quaker Oats Company from 1981 to 1996 in various executive positions. Mr. Odland is also a Director of General Mills, Inc., a publicly traded company.

HOW NOMINEES TO OUR BOARD ARE SELECTED

       Candidates for election to our Board of Directors are nominated by our Corporate Governance & Nominating Committee (the “Committee” or the “Nominating Committee”) and ratified by our full Board of Directors for nomination to the Shareholders. The Nominating Committee operates under a Charter, which is available on our corporate web site at www.officedepot.com. All members of the Committee are Independent.

      Candidates Recommended by Shareholders. Our Nominating Committee will give due consideration to candidates recommended by Shareholders. Shareholders may recommend candidates for Nominating Committee consideration by submitting such recommendation directly to the Committee by mail, as described under the heading “Corporate Governance at Office Depot, Inc.; Communicating with our Board Members”. In making recommendations, Shareholders should be mindful of the discussion of minimum qualifications set forth in the following paragraph.

      Qualifications for Nomination. Our Nominating Committee believes that the minimum qualifications for serving on our Board are that a nominee have substantial experience in working as an executive officer for, or serving on the Board of, a public company, or that he or she demonstrates by significant accomplishment in another given field of endeavor, whether in the for-profit or the non-profit sectors, an ability to make a meaningful contribution to the oversight and governance of a company having a scope and size similar to our Company. A Director must have an exemplary reputation and record for honesty in his or her personal dealings and business or professional activity, as confirmed by a background and security check. All Directors should possess a basic understanding of financial matters, have an ability to review and understand the Company’s financial and other reports, and to discuss such matters intelligently and effectively. He or she also needs to exhibit qualities of independence in thought and action. A candidate should be committed first and foremost to the interests of the Shareholders and all stakeholders of the Company. Persons who represent a particular special interest, ideology, narrow perspective or point of view would not, therefore, generally be considered good candidates for election to our Board. In addition to these factors, our Committee seeks to have a Board that represents diversity as to gender, race, ethnicity and background experiences.

      Methods of Finding Qualified Nominees. Our Nominating Committee identifies nominees in a number of ways. One method is the recommendation of sitting members of the Board, who personally know and have an understanding of the qualifications of a proposed nominee. A second method is an awareness of persons who are successful in business, the non-profit sector or a profession, whether personally known to a member of the Board or not. Such persons are contacted from time to time to ask whether they would be willing to serve. If they are willing, then the Committee conducts significant amounts of due diligence to ensure that a nominee possess the qualifications, qualities and skills outlined above. The Nominating Committee also from time to time engages search firms to assist the Committee in identifying potential Board nominees, and we pay such firms a fee for conducting such searches. As mentioned above, our Nominating Committee also is open to receiving recommendations from Shareholders as to potential candidates it might consider.

COMMITTEES OF OUR BOARD

      Our Board has established four standing Committees — (i) Audit, (ii) Compensation, (iii) Corporate Governance & Nominating and (iv) Finance. Our Board met seven (7) times during fiscal 2005 and acted one (1) time by unanimous written consent. All of our Directors attended more than 75% of the total number of Board meetings and meetings of the Committees on which they serve.

Functions
(Highlights Only)
	Members as of December 31, 2005	See Charters on Our Web Site for
	* * *	Further Explanation of Committee	Number of Meetings or Actions
Committees	Members as of March 1, 2006	Duties and Responsibilities	by Consent in 2005

Audit Committee	Michael J. Myers, Chair David I. Fuente Brenda J. Gaines James L. Heskett Effective March 1, 2006 Brenda J. Gaines, Chair David I. Fuente Myra L. Hart Michael J. Myers	1. Oversees financial reporting process.
2. Meets with internal and external auditors regarding audit results.
3. Engages and ensures independence of our outside audit firm.
4. Reviews effectiveness of internal controls.
		5. Oversees compliance with Code of Ethical Behavior.	Met 11 times during 2005.

Compensation Committee	Lee A. Ault III, Chair Neil R. Austrian Al E. Bru Myra Hart Scott Hedrick Effective March 1, 2006 Lee A. Ault III, Chair David Bernauer Al E. Bru Scott Hedrick	1. Approves salaries and incentive compensation of executive officers, as well as the compensation of our Board members.
2. Reviews compensation of certain other executive management employees.
3. Administers employee benefit plans, including our Long-Term Equity Incentive Plan.
		4. Reviews management succession planning.	Met 7 times during 2005.

Corporate Governance & Nominating Committee	James L. Heskett, Chair and
Lead Director
Lee A. Ault III
Brenda J. Gaines
Scott Hedrick

Effective March 1, 2006

Neil R. Austrian, Chair and
Lead Director
Lee A. Ault III
Brenda J. Gaines
Scott Hedrick	1. Reviews and makes recommendations to the Board concerning the size and composition of our Board and its Committees and the recruitment and selection of Directors.
2. Nominates Director candidates for election at Annual Meetings.
		3. Reviews and makes recommendations to the Board concerning corporate governance policies and practices.	Met 6 times during 2005.

Finance Committee	Neil R. Austrian, Chair Al E. Bru David W. Bernauer David I. Fuente Effective March 1, 2006 David I. Fuente, Chair Neil R. Austrian Al E. Bru David W. Bernauer	1. Reviews our financial policies and procedures.
2. Reviews annual capital budgets and major spending requests from management.
3. Monitors our financial standing and financial ratings.
4. Reviews our long-range financial objectives.
		5. Provides oversight and advice to management regarding our capital structure.	Met 5 times during 2005.

      Our Board has reviewed and made the determinations required by the listing standards of the New York Stock Exchange (“NYSE”) and regulations of the United States Securities and Exchange Commission (“SEC”) regarding the independence and the financial literacy of the members of our Audit Committee. All members of the Committee are financially literate. In addition, our Board has determined that the following members of our Audit Committee qualify as “audit committee financial experts” within the meaning of applicable regulations of the SEC, promulgated pursuant to the

Sarbanes-Oxley Act of 2002: Brenda Gaines, David Fuente and Michael Myers. Although the Audit Committee is required to have only one Audit Committee financial expert, our Audit Committee currently has three such persons.

      This determination has been made by our Board with respect to:

a) Ms. Gaines by virtue of her educational background in business and finance; her years of working in the financial services industry, including most recently serving as North American President and Chief Executive Officer of Diners Club International, a Division of Citigroup, a position she held from 1999 until her retirement in 2004.

b) Mr. Fuente by virtue of his advanced business degree, his many years of experience as a Chief Executive Officer and his active participation on Boards of Directors of publicly traded companies.

c) Mr. Myers, by virtue of his extensive career in business, including the securities industry, and experience in the areas of investment banking, finance and business.

      None of the members of our Audit Committee serve on more than three audit committees of public companies, including Office Depot, Inc.

DIRECTOR COMPENSATION

       During 2005, our Directors who are not employees of the Company received the following compensation:

				Performance Shares	Income on
	Annual Stipend	Stock Options	Restricted	Awarded as of	Deferred Comp
Name	Paid(1)	Granted(2)	Stock(3)	December 31, 2005(4)	Account

Ault	151,250	4,200	2,100	5,625	NA
Austrian(5)	67,500	—	—	5,625	NA
Bernauer	75,000	4,200	2,100	NA	775
Bru	75,000	4,200	2,100	NA	1,406
Fuente	75,000	4,200	2,100	5,625	NA
Gaines	125,000	4,200	2,100	5,625	NA
Hart	75,000	4,200	2,100	NA	54
Hedrick	125,000	4,200	2,100	5,625	NA
Heskett	90,000	4,200	2,100	5,625	18,093
McKay(6)	56,250	4,200	2,100	NA	988
Myers	100,000	4,200	2,100	5,625	16,057

(1)	The basic annual stipend for Board Members in 2005 was $75,000. Amounts included in the table above also include for Committee Chairs, supplemental stipends as follows:

Audit	$25,000
Compensation	$15,000
Finance	$15,000
Governance	$15,000

In addition, Directors Gaines, Ault and Hedrick were paid a special stipend of $50,000 each for serving on the Committee established by our Board for the Company’s Chief Executive Officer search in 2004-2005. Mr. Ault received $11,250 in addition to his annual and supplemental stipend for work performed as a Committee Chair in 2004, which had not been paid to him in 2004 due to an administrative error.

(2)	On February 11, 2005, the Directors, except for Mr. Austrian who at that time was serving as our interim Chairman and Chief Executive Officer, and therefore was not eligible, were each awarded a grant of 4,200 stock options.

(3)	On February 11, 2005, the Directors, except for Mr. Austrian who at that time was serving as our interim Chairman and Chief Executive Officer, and therefore was not eligible, were each awarded a grant of 2,100 shares of restricted stock.

(4)	As of December 31, 2005, certain Directors were awarded 5,625 shares of Company stock pursuant to the 2003-2005 Performance Shares Plan which is more fully described in the “Compensation Committee Report on 2005 Executive Compensation”, under the subheading “Performance Shares Plan.”

(5)	From October 4, 2004 until March 11, 2005, Mr. Austrian was serving in the role of Interim Chairman and Chief Executive Officer of our Company. During that period of service as a member of management, he waived Director’s fees and equity awards made to Independent members of our Board. He received a Director’s stipend of $67,500 for the period of the year subsequent to March 11, 2005 during which he served solely as a Director.

(6)	On September 12, 2005, Ms. McKay resigned as a Director after accepting the position of Executive Vice President and Chief Financial Officer of the Company. Ms. McKay was paid a Director stipend of $56,250 for the portion of the year prior to her Board resignation.

DIRECTORS’ FEES FOR 2006 & 2007

       Effective January 1, 2006, our Directors have a target annual compensation value of $250,000. This target for total compensation has been set for a two-year period through 2007. The Chair of the Audit Committee shall receive a supplemental stipend of $25,000 per year for serving in that role, and the Chairs of the other Board Committees each shall receive a supplemental stipend of $15,000 per year for serving in their roles. Up to $75,000 of this compensation may be paid in cash at an individual Director’s election, with the balance paid in equity (either stock options or time-vested restricted stock).

Item 2: Ratifying Our Audit Committee’s Appointment

of Deloitte & Touche LLP as Our Independent Accounting Firm

Information About Our Independent Accountants

      In accordance with the provisions of the Sarbanes-Oxley Act of 2002 (“SOA”), the Audit Committee of our Board has appointed the certified public accounting firm of Deloitte & Touche LLP (“Deloitte”) as independent accountants to audit our consolidated financial statements and our internal control over financial reporting for the fiscal year ended December 31, 2005 and to attest to management’s report on internal control over financial reporting. Deloitte has audited our consolidated financial statements each year since 1990. Representatives of Deloitte will be present at our Annual Meeting with the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions from Shareholders. Our Audit Committee also has appointed Deloitte as our independent outside accounting firm for 2006.

      Although our Audit Committee already has appointed Deloitte as our independent accountants for 2006 and the vote of our Shareholders is not required for this action under Delaware law or the SOA, we request that the Shareholders nevertheless ratify this appointment. We are submitting this matter to our Shareholders in order to give them a voice in the Audit Committee’s future consideration of independent public accountants. Regardless of the vote, the Audit Committee has appointed Deloitte. However, the Committee would consider a negative vote in future appointments of independent accountants.

Audit & Other Fees

      The aggregate fees billed by our independent accountants for professional services rendered in connection with (i) the audit of our annual financial statements as set forth in our Annual Report on Form 10-K for the fiscal years ended December 25, 2004 and December 31, 2005, (ii) the review of our quarterly financial statements as set forth in our Quarterly Reports on Form 10-Q for each of our fiscal quarters during 2004 and 2005, (iii) the audit of our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects and (iv) for the attestation of management’s report on the effectiveness of internal control over financial reporting, as well as fees paid to our audit firm for audit-related work, tax compliance, tax planning and other consulting services are set forth below.

Audit & Other Fees Paid to
Deloitte & Touche LLP	Fiscal 2004	Fiscal 2005

Audit Fees	$4,223,814	$5,649,659

Audit Related Fees (as defined under the Sarbanes-Oxley Act of 2002)	129,325	330,000

Tax Compliance Fees	104,228	431,304

Tax Planning Fees	364,207	121,061

All Other Fees*	N/A	10,000

Total Fees	$4,821,574	$6,542,024

Ratio of Audit Fees, Audit Related Fees and Tax Compliance Fees To Total Fees paid to our Audit Firm in the years indicated	92.4% — Audit, Audit-Related and Tax Compliance Fees 7.6% — all other fees (including tax planning fees)	98.0% — Audit, Audit-Related and Tax Compliance Fees 2.0% — all other fees (including tax planning fees)

Financial Information Systems Design and Implementation Fees

      We did not engage our independent accountants to provide any professional services in connection with (i) operating or supervising the operation of our information systems or managing our local area network; or (ii) designing or implementing a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the Company’s financial statements taken as a whole.

All Other Fees

      In 2005, all work performed by Deloitte was approved in advance by our Audit Committee, including the amount of fees due and payable to them for such work. In addition, our Audit Committee also approved all non-audit related work performed by Deloitte in advance of the commencement of such work. Our Audit Committee has delegated to the Chair of the Committee the right to approve such non-audit related assignments between meetings of the Committee, and the Chair then reports on all such approvals and seeks ratification at the next meeting of the Committee.

      The Audit Committee of our Board has determined that the non-audit services rendered by our independent accountants during our most recent fiscal year are compatible with maintaining their independence.

Your Audit Committee of the Board of Directors recommends a vote “FOR” Item 2 on Your Proxy Card:

AUDIT COMMITTEE REPORT

       The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

      The Audit Committee of the Office Depot Board of Directors (the “Committee”) is comprised of four Independent Directors. The responsibilities of the Committee are set forth in its written charter (the “Charter”), which has been adopted by our Board of Directors (the “Board”). A copy of the Charter may be obtained from our Company in the manner described elsewhere in this Proxy Statement.

      The duties of this Committee include oversight of the financial reporting process for the Company through periodic meetings with the Company’s independent accountants, internal auditors and management of the Company to review accounting, auditing, internal controls and financial reporting matters. Pursuant to the Sarbanes-Oxley Act of 2002 (“SOA”), our Committee has certain other duties, which include the engagement of our independent accounting firm, Deloitte & Touche LLP (“Deloitte”), pre-approval of both audit and non-audit work in advance of Deloitte’s commencing such work and other obligations as imposed by SOA. Pursuant to applicable provisions of SOA, we have delegated to the Chair the authority to pre-approve engagements of Deloitte between meetings of our Committee, provided that he or she reports to us at each meeting on pre-approvals since the date of our last Committee meeting. Our Board has determined that the following members of our Audit Committee are “audit committee financial experts” under the regulations of the SEC promulgated pursuant to authority granted to it under SOA: Mr. Fuente, Ms. Gaines and Mr. Myers. These persons’ qualifications are detailed in their biographical information set forth earlier in this Proxy Statement. In addition, in accordance with listing standards of the Exchange, our Board has determined that each member of our Audit Committee is financially literate as required by such listing standards.

      During fiscal year 2005, this Committee met eleven (11) times, including four (4) meetings to discuss quarterly or annual earnings press releases in advance of release by the Company. The Company’s senior financial management and independent and internal auditors were in attendance at all such meetings. At each such meeting, this Committee conducted a private session with the management of our Internal Audit Department as well as the Company’s independent outside accountants, without the presence of management. In addition, our Audit Committee conducted private sessions at various meetings during 2005 with our Chief Executive Officer, Chief Financial Officer, Controller and General Counsel.

      The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including particularly its senior financial management, to prepare financial statements with integrity and objectivity and in accordance with generally accepted accounting principles, and relies upon the Company’s independent accountants to review or audit, as applicable, such financial statements in accordance with generally accepted auditing standards.

      We have reviewed and discussed with senior management the Company’s audited financial statements for the fiscal year ended December 31, 2005, included in the Company’s 2005 Annual Report to Shareholders. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with generally accepted accounting principles.

      In discharging our oversight responsibility as to the audit process, we have discussed with Deloitte, the Company’s independent accountants, the matters required to be discussed by Statement on Auditing Standards 61 (“SAS 61” — Communications with Audit Committees). SAS 61 requires our independent accountants to provide us with additional information regarding the scope and results of their audit of the Company’s financial statements, including: (i) their responsibilities under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant accounting adjustments, (v) any disagreements with management and (vi) any difficulties encountered in performing the audit.

      We have obtained a letter from Deloitte that provides the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) with respect to any relationship between Deloitte and the Company that in their professional judgment may reasonably be thought to bear on independence. Deloitte has discussed its independence with us, and has confirmed in its letter to us that, in its professional judgment, it is independent of the Company within the meaning of the United States securities laws.

      Based upon the foregoing review and discussions with our independent and internal auditors and senior management of the Company, we have recommended to our Board that the financial statements prepared by the Company’s management and audited by its independent accountants be included in the Company’s 2005 Annual Report to Shareholders, and that such financial statements also be included in the Company’s Annual Report on Form 10-K, for filing with the United States Securities and Exchange Commission. The Committee also has appointed Deloitte as the Company’s independent accounting firm for 2006.

      As specified in the Charter, it is not the duty of this Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and prepared in accordance with generally accepted accounting principles. These are the responsibilities of the Company’s management, internal auditors and independent accountants. In discharging our duties as a Committee, we have relied on (i) management’s representations to us that the financial statements prepared by management have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the report of the Company’s independent accountants with respect to such financial statements.

Presented by the members of the Audit Committee as of Fiscal Year End 2005:

Michael J. Myers (Chair)

Brenda J. Gaines
David I. Fuente
James L. Heskett

* * * *

Item 3: Shareholder Proposal

       The Sheet Metal Workers’ National Pension Fund (the “Fund”), which is the beneficial owner of 9,950 shares (.003% of shares outstanding) of Office Depot’s Common Stock, has made a request that the following proposal be included in this Proxy Statement. They have advised that a representative of the Fund intends to be present at the Annual Meeting to speak to this proposal. The proposal and related supporting statement are set forth below exactly as received by Office Depot. Approval of this proposal requires that a majority of votes cast at our Annual Meeting be cast in favor of the proposal.

Shareholder Resolution:

Director Election Majority Vote Standard Proposal

      Resolved: That the Shareholders of Office Depot (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that Director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of Shareholders.

Shareholder Supporting Statement:

      Our Company is incorporated in Delaware. Among other issues, Delaware corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). Further, the law provides that if the level of voting support necessary for a specific action is not specified in the certificate of incorporation or bylaws of the corporation, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”

      Our Company presently uses the plurality vote standard for the election of directors. We feel that it is appropriate and timely for the Board to initiate a change in the Company’s director election vote standard. Specifically, this Shareholder proposal urges that the Board of Directors initiate a change to the director election vote standard to provide that in director elections a majority vote standard will be used in lieu of the Company’s current plurality vote standard. Specifically, the new standard should provide that nominees for the Board of Directors must receive a majority of the vote case in order to be elected or re-elected to the Board.

      Under the Company’s current plurality vote standard, a director nominee in a director election can be elected or re-elected with as little as a single affirmative vote, even while a substantial majority of the votes cast are “withheld” from that director nominee. So even if 99.99% of the shares “withhold” authority to vote for a candidate or all the candidates, a 0.01% “for” vote results in the candidate’s election or re-election to the Board. The proposed majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

      It is our contention that the proposed majority vote standard for corporate Board elections is a fair standard that will strengthen the Company’s governance and the Board. Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent directors who fail to receive a majority vote when standing for re-election under a majority vote standard or whether a plurality director election standard is appropriate in contested elections.

      We urge your support of this important governance reform.

[This ends the verbatim proposal as received from the Proponent.]

************************************************************

Board of Directors’ Statement in Opposition:

      The Board of Directors recommends a vote AGAINST this Proposal for the following reasons.

      Our Board of Directors has carefully considered the proposal from the Sheet Metal Workers Union Pension Fund and recommends that you vote against it. Our Governance Committee and Board have already responded to the same proposal in 2005 by amending our Governance Principles, and we believe that this action was responsive to our Shareholders.

      At the 2005 Annual Shareholders Meeting, this same shareholder submitted exactly the same proposal with exactly the same supporting rationale. The proposal was narrowly approved by a vote of 52% to 48% of the votes cast at the meeting. Following the vote, however, our Board of Directors acted quickly and thoughtfully in response and adopted a revision to our Corporate Governance Guidelines as set forth below:

Any nominee for Director in an uncontested election as to whom a majority of the shares of the Company that are outstanding and entitled to vote in such election are designated to be “withheld” from or are voted “against” his or her election shall tender his or her resignation for consideration by the Corporate Governance & Nominating Committee. The Governance Committee shall evaluate the best interests of the Company and its shareholders and shall recommend to the Board the action to be taken with respect to such tendered resignation.

      Our Board believes that this provision presents a meaningful alternative to the shareholder proposal and provides an adequate response regarding both new and incumbent nominees who fail to receive a majority of votes cast. In resubmitting its Proposal and Supporting Statement, this shareholder gives no acknowledgement whatsoever to the actions our Board already has taken to respond to its prior submittal and to the changes already made to our Corporate Governance Guidelines.

      While the changes made by our Board are not identical to the language proposed by this Shareholder, our Guidelines do provide a mechanism requiring Directors as to whom a majority of votes are withheld in an uncontested election to tender their resignations and charges our Corporate Governance & Nominating Committee with making an independent evaluation of what is in the best interests of our shareholders. We think these changes have been responsive to our shareholders, are right for our Company at this time and that further change is unnecessary.

      Office Depot is committed to strong corporate governance policies and has implemented a number of policies and procedures in the past that evidence our commitment. Indeed, we believe that our governance track record is exemplary. 100% of our Directors (other than our CEO) are ‘Independent’ under the definitions of that term prescribed by the New York Stock Exchange. We have had an Independent Lead Director and have conducted executive sessions of our Board with only the Independent members in attendance at every meeting of our Board for many years — including well before this was required. For many years, we have had a Code of Ethical Behavior that applies to both our management and our Board of Directors and have posted it on our corporate web site. Our Governance Guidelines and our Committee Charters are available on our corporate web site, and we provide a mechanism for any shareholder to communicate directly with our Board in writing; and they will receive a response.

      We believe that the implementation of the proposal advanced by this shareholder could result in ambiguity and uncertainty in elections to our Board, including the possibility of a failed election in the future. While Delaware law provides that the incumbent directors would “hold over” in the event of a failed election, the Board could be severely handicapped in dealing with essential matters of corporate governance while any number of its members are under what would effectively be “lame duck” status as board members. This cannot be in the interest of shareholders.

      The proponent fails to address the negative and unknown consequences of adoption of its proposal. What happens if the Company cannot meet New York Stock Exchange requirements for populating essential committees, such as audit and compensation, with qualified members? What happens if our Chief Executive Officer is not reelected to our Board? Does he or she continue as CEO? Does such an event trigger a leadership crisis? These are some of the issues that the proponent fails to address in its proposal.

Why our Governance Guideline is a Meaningful Alternative to Majority Voting and Demonstrates Accountability to our Shareholders.

      We feel strongly that our approach affords a meaningful alternative to so-called “pure” majority voting as proposed by the proponent and demonstrates a high degree of accountability. First, it retains an orderly process that ensures there will not be a failed election. Our Board can always take into consideration the absolute necessity of having a functioning board of directors in the actions that it takes. Secondly, our approach avoids the issue of holdover directors, as required by Delaware law. By requiring nominees to accept the procedures outlined in our Governance Guideline, we avoid having any individual director contest the ability of the Board to require his or her resignation. In all, we feel that our approach embodies the best of majority voting and ensuring an orderly process versus the potential chaos of a failed election.

Taking a Prudent Pause

      In addition to the foregoing reasons why our shareholders should reject the current proposal from the Sheet Metal Workers Union Pension Fund, our Board wishes to point out that currently the laws and various corporate approaches to this issue are in a state of considerable change. Given that fact, we feel that a prudent course for our Company at this time is to wait for the legal framework to become settled, and then to adopt the course of action that is consistent with any legal changes that occur. We have taken meaningful action, and are open to further change, once there develops a consensus on the best approach to this topic. With so many different approaches having been taken by America’s leading companies, there clearly will have to be a process of reconciling the myriad of responses to majority voting initiatives once the American Bar Association, the Delaware legislature and perhaps the SEC have spoken more definitively on this issue. To make further changes while this process is underway invites uncertainty and the prospect of further changes in the future. We believe it is better to await the outcome and then to adopt a provision that is in the mainstream of what other responsible companies are doing with regard to this important issue.

For the reasons stated above, the Board of Directors recommends a vote “AGAINST” this proposal.

STOCK OWNERSHIP INFORMATION

Our Largest Shareholders; Ownership by Our Directors and Executive Officers

      We have provided a stock ownership table below that contains certain information about Shareholders whom we believe are the “beneficial” owners of more than five percent (5%) of our outstanding common stock, as well as information regarding stock ownership by our Directors and our other five most highly compensated executive officers including our CEO, and our Directors and executive officers as a group. Except as described below, we know of no person that beneficially owns more than 5% of our outstanding common stock, based solely upon filings on Form 13G, filed with the SEC.

      Except as otherwise noted below, each person or entity named in the following table has the sole voting and investment power with respect to all shares of our common stock that he, she or it beneficially owns.

		Percent of
	Beneficial	Class (Less than
Name of Beneficial Owner (As of December 31, 2005)	Ownership(1)	1% not shown)

AXA Assurances I.A.R.D. Mutuelle; AXA Assurances Vie Mutuelle; AXA Courtage Assurance Mutuelle (as a group)(2)
26, rue Drouot, 75009 Paris, France	38,494,595	12.5%
(Board of Directors and Named Executive Officers* as of December 31, 2005)
Lee A. Ault III	103,575
Neil R. Austrian	310,678
David W. Bernauer	14,750
Abelardo E. Bru	9,750
David I. Fuente	1,626,627
Brenda J. Gaines	42,875
Myra M. Hart	16,250
Scott Hedrick	171,598
James L. Heskett	112,125
Michael J. Myers	138,894
Steve Odland (Chairman and Chief Executive Officer)	1,297,053
Total of Board of Directors	3,844,175
(Our Named Executive Officers, Other than our Chairman and CEO)
Charles Brown, President International	432,688
Carl Rubin, President North American Retail	213,311
Rick Lepley, EVP	148,922
David Fannin, EVP, General Counsel, Secretary	294,096
All Directors and Executive Officers as a Group (21 Persons in Total)	5,978,520	2%

(1)	Includes shares of common stock subject to options exercisable within 60 days of March 10, 2006. (See table below for detail.) Also included are unvested shares of restricted stock, as to which the holder has voting rights as well as shares held in deferred compensation accounts and our employee stock purchase plan.

(2)	The information about AXA Assurances I.A.R.D. Mutuelle and related entities is as of December 31, 2005 and was derived from an SEC filing by AXA Assurances I.A.R.D. Mutuelle,

AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, as a group (the “Mutuelles AXA”), AXA and AXA Financial, Inc. (collectively, the “AXA Entities”). The Mutuelles AXA, together with their direct and indirect subsidiaries, collectively have sole dispositive power over 38,468,883 shares, shared dispositive power over 25,712 shares, sole voting power over 22,307,287 shares and shared voting power over 4,392,213 shares. AXA Financial, Inc. reported that through its subsidiaries, Advest, Alliance Capital and Equitable Life, that it has sole dispositive power over 38,129,063 shares, shared dispositive power over 25,712 shares, sole voting power over 22,022,287 shares and shared voting power over 4,392,213 shares. Alliance Capital reported that it acts as investment advisor to various unaffiliated third-party client accounts that hold these shares. Alliance Capital has reported that it has sole voting power over 18,389,759 shares, shared voting power over 2,288,997 shares and sole dispositive power over 31,026,111 shares. AXA Rosenberg has the sole voting power over 723,100 of these shares and sole dispositive over all of such shares. Each such entity has sole voting power and sole dispositive power over all such shares set forth opposite its name, except The Equitable Life Assurance Society of the United States, which has sole voting power over 5,897 shares and sole dispositive power over 6,637 shares. Advest reported that it acts as investment advisor to various client accounts that hold these shares. It reported that it has shared voting and shared dispositive power over all of such shares.

Options Exercisable within 60 Days of Record Date

      The number of options that are or will be exercisable within 60 days of March 10, 2006 for each person named in the table above and for our Executive Officers and Directors as a group is as follows:

Lee A. Ault III	62,650	Neil R. Austrian	61,250
David W. Bernauer	7,650	Abelardo E. Bru	7,650
David I. Fuente	1,615,985	Brenda Gaines	32,650
Myra M. Hart	7,650	Scott Hedrick	94,723
James L. Heskett	96,400	Michael J. Myers	96,400
Steve Odland	666,666

Charles E. Brown	343,749	David Fannin	212,542
Rick Lepley	84,999	Carl Rubin	107,499

All Executive Officers and Directors as a Group (21 Persons)	4,244,441

* * * *

EXECUTIVE COMPENSATION

       The following table provides a summary of the annual and long-term compensation which we paid to (or deferred for) (or that was attributable to/earned with respect to our fiscal year 2005) for: (i) our Chairman of the Board and Chief Executive Officer at year-end 2005, our interim Chairman and Chief Executive Officer from October 4, 2004 until March 11, 2005 and (ii) the four other most highly compensated persons who were serving as executive officers of our Company at the end of fiscal 2005, (collectively referred to herein as the “Named Executive Officers” or “NEOs”) for services rendered during the 2003, 2004 and 2005 fiscal years.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards

					Awards & Payouts

					Restricted
				Other Annual	Stock	Securities		All Other
Name and		Salary	Bonus	Compensation	Awards	Underlying	LTIP	Compensation
Principal Position	Year	($)	($)	($)(1)	($)(2)	Options(#)	Paid (3)	$(4)

Steve Odland	2005	792,308	2,000,000	38,889	11,514,000	2,000,000	NA	936,609
Chairman and Chief	2004	NA	NA	NA	NA	NA	NA	NA
Executive Officer	2003	NA	NA	NA	NA	NA	NA	NA
Neil Austrian	2005	526,615	NA	146,226	NA	NA	NA	155,108
Interim Chairman and	2004	451,385	NA	125,337	1,000,000	NA	NA	40,316
Chief Executive Officer(5)	2003	NA	NA	NA	NA	NA	NA	NA
Charles E. Brown	2005	594,692	676,169	143,342	868,290	75,000	1,186,039	NA
President, International	2004	532,212	-0-	52,748	-0-	58,750	NA	814,069
	2003	450,000	275,000	90,181	-0-	58,750	NA	199,106
Carl Rubin	2005	491,673	563,777	41,395	454,750	50,000	392,232	28,210
President, North American	2004	377,885	270,000	22,448	716,400	197,500	-0-	297,101
Retail	2003	NA	NA	NA	NA	NA	NA	NA
Rick A. Lepley	2005	514,712	550,847	59,056	454,750	50,000	760,594	13,305
Executive Vice President	2004	459,615	-0-	152,510	-0-	20,000	NA	-0-
	2003	300,002	150,000	162,541	-0-	20,000	NA	21,825
David C. Fannin	2005	411,769	472,154	62,569	363,800	40,000	928,725	-0-
Executive Vice President,	2004	407,692	-0-	53,825	-0-	58,750	NA	-0-
General Counsel and	2003	400,000	150,000	33,620	-0-	58,750	NA	-0-
Secretary

(1)	Amounts of Other Annual Compensation shown include the following:

			Executive Medical
			Plan; Annual
			Physical; Insurance		Deferred
		Tax Prep; Financial	Premiums Paid on		Compensation Plan
Name of NEO	Car Allowance	Planning	Behalf of Officer	Housing Allowance	Match

Odland	19,817	-0-	13,158	-0-	5,914
Brown	15,600	-0-	23,937	-0-	15,006
Rubin	15,600	1,365	22,236	-0-	2,194
Lepley	15,600	2,613	26,696	-0-	13,813
Fannin	15,600	1,416	20,612	-0-	12,328
Austrian*	8,277	-0-	-0-	137,949	-0-

*	Paid pursuant to Mr. Austrian’s Letter Agreement to serve as our interim Chairman and Chief Executive Officer, filed with the SEC, under a Current Report on Form 8-K, filed on October 4, 2004.

(2)	The following provides details of restricted stock awards in 2005:

	Number of Shares			Closing Price on	Dollar Value on
Name	Awarded	Grant Date	Type of Shares	Grant Date($)	Grant Date($)***

Odland	300,000	3/11/05	Time restricted	19.19	5,757,000
	300,000	3/11/05	Performance-restricted based upon Stock Price Attainment*	19.19	5,757,000
Brown	25,000	2/11/05	Restricted based on EPS**	18.19	454,750
	2,000	7/26/05	Time restricted	28.52	57,040
	12,500	7/26/05	Restricted based on EPS**	28.52	356,500
Rubin	25,000	2/11/05	Restricted based on EPS**	18.19	454,750
Lepley	25,000	2/11/05	Restricted based on EPS**	18.19	454,750
Fannin	20,000	2/11/05	Restricted based on EPS**	18.19	363,800
Austrian	NA	NA	NA	NA	NA

*	Pursuant to his Employment Agreement, 300,000 shares of Mr. Odland’s restricted stock vested upon attaining a stock price on the Exchange maintained for ten (10) consecutive trading days of $24 per share. This objective was attained in July 2005.

**	EPS restricted stock may vest within three years of its grant if performance targets established by the Compensation Committee are attained in any fiscal year of the Company.

***	The following table reflects restricted stock held at fiscal year end and its value as of that date.

	Number of Restricted	Value of Restricted Stock
	Stock at End of Last	at End of Last Fiscal
Name	Fiscal Year	Year ****

Odland	300,000	$9,420,000
Brown	39,500	$1,240,300
Rubin	25,000	$785,000
Lepley	25,000	$785,000
Fannin	20,000	$628,000
Austrian	65,531	$2,057,673

****	The value above was calculated by multiplying the closing market price for the stock on the last trading day of the Company’s year by the number of restricted shares held.

The Company does not currently pay a dividend. If a dividend were to be declared, holders of restricted stock would be entitled to receive such dividends on the restricted stock held by them.

(3)	The following provides further detail of Long Term Incentive Payouts in 2005 (There were no Long Term Incentive Payouts in 2005 to Messrs. Odland or Austrian):

				Closing
				Price
				for	Cash Value
	Dollar Value/	Payout		Stock	of
Name	Number of Shares	Dates	Type of Award	Awards	Payouts($)

Brown	$305,760	9/9/05*	Deferred Cash Payment*	NA	305,760
	4,318 shares	10/3/05*	Retention Stock Award*	29.98	129,454
	22,500 shares	2/14/06**	Performance Shares Plan**	33.37	750,825

Rubin	$275,520	9/9/05*	Deferred Cash Payment*	NA	275,520
	3,893 shares	10/3/05*	Retention Stock Award*	29.98	116,712

Lepley	$288,400	9/9/05*	Deferred Cash Payment*	NA	288,400
	4,063 shares	10/3/05*	Retention Stock Award*	29.98	121,809
	10,500 shares	2/14/06**	Performance Shares Plan**	33.37	350,385

Fannin	$230,720	9/9/05*	Deferred Cash Payment*	NA	230,720
	3,247 shares	10/3/05*	Retention Stock Award*	29.98	97,345
	18,000 shares	2/14/06**	Performance Shares Plan**	33.37	600,660

*	In February 2005, our Committee and Board approved a retention program (“Retention Program”) for the Company’s officers. The Retention Program was a one-time program to encourage officers to remain with the Company during the period of transition as the Board completed the search for a new CEO and a reasonable period of transition to his or her new leadership. Awards under the Retention Program consist of a combination of cash and stock, as follows: (i) Forty percent (40%) of the retention award consists of a deferred cash payment (which was paid to eligible recipients on September 9, 2005); and (ii) Sixty percent (60%) of the retention award consists of time-based restricted stock, vesting as follows: (a) 17% distributed on October 3, 2005; (b) 67% vests on October 3, 2006; and (c) 16% vests on October 3, 2007. For further detail describing this award see discussion in Compensation Committee Report on 2005 Executive Compensation, entitled “Stock Options and Restricted Stock Awarded in 2005.”

**	The Performance Shares Plan was established in 2003 and ran through December 30, 2005. Payouts were based upon a comparison of Total Shareholder Return against a peer group of companies established at that time. The Plan results were certified on February 14, 2006, and the value of the amounts above was calculated by multiplying the amount of shares by the closing price of the stock on February 14, 2006. For further detail describing this award see discussion of Performance Shares Plan in Compensation Committee Report on 2005 Executive Compensation, entitled “Performance Shares Plan.”

(4)	“All Other Compensation” amounts for 2005 include:

		Personal Use of
	Relocation Benefits	Company Aircraft
Name of NEO	($)*	($)**	Sign-on Bonus($)

Odland	502,135	91,141	343,333
Brown	NA	NA	NA
Rubin	28,210	NA	NA
Lepley	NA	13,305	NA
Fannin	NA	NA	NA
Austrian	NA	155,108	NA

*	Relocation benefits for Mr. Odland include personal use of the Company aircraft in the amount of $89,052, used to travel to and from his previous residence in search of a new residence in Florida. Relocation for Mr. Odland includes tax gross up on a portion of the relocation expense in accordance with Mr. Odland’s Employment Agreement. Relocation for Mr. Rubin represents payment in 2005 of expense incurred in 2004 when Mr. Rubin relocated to our headquarters location.

**	The incremental cost to the Company for personal use of Company aircraft by our executives is calculated using the incremental cost method, based on the direct operating costs to the Company, including: fuel costs, FBO handling and landing fees, maintenance costs, catering, travel fees and other miscellaneous direct costs. Fixed costs that do not change based on usage, such as fixed salaries and benefits of crew, training of crew, purchase cost of aircraft and non-trip-related hangar expenses are excluded. For Mr. Austrian, the amount for 2005 includes amounts relating to his use of Company aircraft per his engagement letter to serve as interim Chairman and Chief Executive Officer. All amounts shown for personal usage of company aircraft differ substantially from the calculation of taxable income to the affected executives, using the IRS method, which produces a lower result.

(5)	From October 4, 2004 until March 11, 2005, Neil R. Austrian, served as interim Chairman and Chief Executive Officer. Given his interim status, amounts paid to Mr. Austrian in prior years, attributable solely to his service as a member of Board of Directors and its Committees, are not included in this Summary Compensation Table.

Option Grants In Last Fiscal Year

       The following table sets forth information with respect to all options granted in fiscal 2005 to the Named Executive Officers.

		Percentage of
	Number of	Total Options
	Securities	Granted to	Exercise or			Grant Date
	Underlying	Employees	Base Price	Grant	Expiration	Present
Name	Options	in Year	($/Share)	Date	Date	Value (1)($)

Odland	1,000,000	26.62%	19.120	3/11/05	3/11/15	6,580,800
	1,000,000	26.62%	22.944 (2)	3/11/05	3/11/15	5,229,600
Brown	50,000	1.33%	18.085	2/11/05	2/11/12	301,540
	25,000	.67%	28.245	7/26/05	7/26/12	240,090
Rubin	50,000	1.33%	18.085	2/11/05	2/11/12	301,540
Lepley	50,000	1.33%	18.085	2/11/05	2/11/12	301,540
Fannin	40,000	1.06%	18.085	2/11/05	2/11/12	241,232
Austrian	NA	NA	NA	NA	NA	NA

(1)	The Black-Scholes option-pricing model was used to determine the grant date present value of the stock options granted in 2005 by the Company to the persons listed above. Black-Scholes was calculated using the assumptions on the day the individual grants were made. The weighted average assumptions for grants made throughout the year are as follows: The volatility rate is equal to 30%, and the dividend yield (representing the current per-share annualized dividends divided by the annualized fair market value of the common stock) is equal to 0%. The risk-free interest rate is 3.8%, based on the interest rate of a U.S. Treasury zero-coupon bond on the date of grant, with a maturity corresponding to the estimated time until exercise and the expected term equal to five years. The values do not take into account risk factors such as non-transferability or risk of forfeiture or the risk that our stock price will not rise or may go down.

(2)	Pursuant to Mr. Odland’s employment agreement, one million options were granted at market value on the date of his employment and another one million were granted at a premium of 120% of the market value of our Company’s common stock on the grant date.

Aggregated Option Exercises In Last Fiscal Year And

Fiscal Year-End Option Values

       The following table shows you information about all options exercised by our Named Executive Officers in fiscal 2005 and the year-end value of unexercised options held by our Named Executive Officers.

Aggregated Option/ SAR Exercises in Last Fiscal Year

And FY-End Option/ SAR Values

Number of
Securities Underlying
			Unexercised	Value of Unexercised
			Options/SARs at	Options/SARs at
			FY-End (Number)	FY-End/(Dollars)*
	Shares Acquired	Value
	on Exercise	Realized	Exercisable(#)/	Exercisable($)/
Name	(#)	($)*	Unexercisable(#)	Unexercisable($)

Odland	NA	NA	0/ 2,000,000	0/ 20,736,000
Brown	NA	NA	300,416/ 115,001	4,676,596/ 1,379,643
Rubin	NA	NA	64,166/ 183,334	877,791/ 2,489,759
Lepley	13,334	111,800	69,999/ 70,001	1,301,484/ 983,266
Fannin	52,050	670,348	206,249/ 80,001	3,428,057/ 1,167,618
Austrian	NA	NA	NA	NA

*	This value is calculated per SEC rules as “the difference between the fair market value of the securities underlying the options or SARs and the exercise or base price of the options or SARs at exercise or fiscal year-end respectively.” Values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For the purpose of calculating the values in this table, the fair market value is deemed to be $31.40 per share, the average of the high and low prices reported for NYSE transactions on the last trading day of 2005. The “Value of Unexercised, In-the-Money Options at Fiscal Year-End”, unlike figures in the “Value Realized” column, has not been, and may never be realized. The actual gain, if any, on exercise, will depend upon the value of the Company’s common stock on the date of such exercise.

Long-Term Incentive Plans — Awards in Last Fiscal Year

Estimated Future Payouts Under Plan
(In Numbers of Shares)*

	Number of	Performance or Other	Threshold	Target	Maximum
	Shares, Units	Period Until	(# of	(# of	(# of
Name	or Other Rights	Maturation or Payout	Shares)	Shares)	Shares)

Odland	-0-	NA	NA	NA	NA

Brown	$305,760 Deferred Cash Payment plus 25,400 shares	The cash portion vested on October 3, 2005. The shares shall vest as follows: (a) 17% already distributed on October 3, 2005; (b) 67% vests on October 3, 2006; and (c) 16% vests on October 3, 2007	NA	25,400	NA

Rubin	$275,520 Deferred Cash Payment plus 22,900 shares	The cash portion vested on October 3, 2005. The shares shall vest as follows: (a) 17% already distributed on October 3, 2005; (b) 67% vests on October 3, 2006; and (c) 16% vests on October 3, 2007	NA	22,900	NA

Lepley	$288,400 Deferred Cash Payment plus 23,900 shares	The cash portion vested on October 3, 2005. The shares shall vest as follows: (a) 17% already distributed on October 3, 2005; (b) 67% vests on October 3, 2006; and (c) 16% vests on October 3, 2007	NA	23,900	NA

Fannin	$230,720 Deferred Cash Payment plus 19,100 shares	The cash portion vested on October 3, 2005. The shares shall vest as follows: (a) 17% already distributed on October 3, 2005; (b) 67% vests on October 3, 2006; and (c) 16% vests on October 3, 2007	NA	19,100	NA

Austrian	-0-	NA	NA	NA	NA

*	This Chart does not include stock options, restricted stock or long term incentive payouts, all of which are reported in the Summary Compensation Table.

COMPENSATION COMMITTEE REPORT ON 2005 EXECUTIVE COMPENSATION

       The following report of the Compensation Committee and the Performance Graph shall not be deemed to be incorporated by reference by any general statement incorporating all or any portion of this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference.

      Our Overall Compensation Philosophy Regarding Executive Compensation. Our Committee seeks to design and implement compensation policies and practices that motivate all of our associates to perform to their maximum ability, and thereby ultimately to enhance Shareholder value. This philosophy includes our approach to executive level (officer) compensation, including compensation of our Chief Executive Officer (“CEO”). Our compensation program for our CEO and other officers consists of three (3) main components:

(i) competitive base salaries, generally targeted at the median level among peer group companies;

(ii) annual bonus plans;

(iii) long-term equity incentive awards, consisting of grants of stock options and/or awards of restricted stock to officers.

      Bonuses and long-term incentives constitute “at risk” or “performance based” elements of total compensation for our Company officers.

      Peer Group Companies. A number of our compensation vehicles are determined with reference to comparable compensation structures among a “peer group” of companies (Peer Group). For this purpose, we currently use the same Peer Group (the “S&P Specialty Stores Index”) that we use to measure the performance of our common stock against other comparable companies.

      Base Salary. Our Committee generally considers the median level of the executive market for comparably sized companies within our Peer Group as an appropriate benchmark in determining executive officer base salaries.

      Annual Bonus Plan for 2006. The objectives of our Corporate Bonus Plan are to reward associates for the attainment of financial goals for the Company. The Bonus Plan can “flex” up or down for an individual depending upon his or her attainment of individual goals. Percentages of at risk compensation under our Bonus Plan increase with greater levels of management responsibility, such that higher-ranking officers have a higher percentage of their total compensation at risk than do lower-ranking officers or other bonus eligible associates. For 2006, our Committee has chosen the following metrics for our Bonus Plan for officers: EBIT (earnings before interest and taxes) and ROIC (return on invested capital). There is no limit on the amount of bonus that an individual Bonus Plan participant may achieve, but the incremental bonus pool is limited to not more than 20% of incremental EBIT for 2006.

      Certification of Bonus Awards for 2005 Performance. For 2005, our Bonus Plan was based upon operating profit, return on invested capital and functional or individual performance. This Committee has determined that the following levels of bonus were earned based upon the 2005 Bonus Plan formula, and has certified the following results:

Based upon the Committee’s review of the non-GAAP financial performance of the Company in 2005, we determined that the maximum level of achievement was attained under the 2005 Bonus Plan. Accordingly, depending upon their attainment of individual goals, our Bonus Plan Participants are eligible for bonuses at the maximum percentage of base salary provided for under the 2005 Bonus Plan.

The Committee considers it appropriate to base its evaluation of bonus attainment on non-GAAP performance due to the importance to the future of the Company of certain extraordinary expenses and charges incurred in 2005 and other factors that are not in the normal course of the business. We evaluate the overall performance of the business to have been exceptional in 2005.

      Equity Based Incentive Program — Stock Options and Restricted Stock. The objective of awards of stock options and restricted stock under our Long-Term Equity Incentive Plan (“LTIP”) is to motivate our officers and other grantees to deliver optimal long-term growth and profitability. Effective in 2006, we will provide stock options and restricted stock only to officers of the Company, and not to associates at lower levels. This Committee determines the grant levels for awards to all of our officers. Associates below the officer level at the levels of senior director, director, and senior manager (and equivalently graded individual contributors) will be covered by a different long-term incentive plan that is cash based.

      Stock Option Expensing. Our Company announced in our filing on Form 10-Q on October 19, 2005, our decision to early adopt the provisions of FAS 123R, providing for the expensing of stock options. Accordingly, we currently expense the stock options we award pursuant to FAS 123R.

      Stock Options and Restricted Stock Awarded in 2005. Stock option awards to our Chairman and CEO and our other NEOs in 2005 are disclosed in the Compensation Tables elsewhere in this Proxy Statement. The stock option awards granted to our NEOs for 2005 (as a group) represented approximately 29.4% (or 23.9% if we exclude the CEO) of their 2005 compensation as measured by salary, bonus, and stock options (valued under Black-Scholes method). The total “at risk” portion (consisting of annual bonus and equity grants valued on the grant date) of compensation for our NEOs represented approximately 57.1% (or 61.3% if we exclude the CEO) of their 2005 total compensation as measured by salary, bonus, and stock options and/or restricted stock (and in the case of Messrs. Brown, Fannin and Lepley, their stock awards under our 2003-2005 Performance Shares Plan). Note: The calculation does not include any other annual compensation, the one-time retention award granted in 2005, special sign-on bonuses, benefits, or relocation payments/expenses.

      We also awarded to our officers in February 2005 awards of shares of restricted stock that were performance based. Under this award, one half of these shares would vest upon the Company’s attainment in any fiscal year of earnings per share of $1.40. The remaining one half of the shares would vest upon attainment of EPS of $1.53 in any fiscal year during the three-year performance period beginning February 11, 2005. Our Committee has determined that the $1.40 per share goal was attained in 2005 on a non-GAAP basis (see discussion of this matter above under the heading Certification of Bonus Awards for 2005 Performance). Recipients of this award of restricted stock have until the end of the Company’s 2007 fiscal year in which to earn the balance of this award.

      Retention Program. In February 2005, our Committee and Board approved a retention program (“Retention Program”) for the Company’s officers. The Retention Program was a one-time program to encourage officers to remain with the Company during the period of transition as the Board completed the search for a new CEO and a reasonable period of transition to his or her new leadership. There is no present plan to institute a similar program in the future. All officers of the Company who were with the Company at the time of this program are entitled to receive awards calculated on the basis of a percentage of base salary, as follows: Executive Officers 140% of base salary; Senior Vice Presidents 75% of base salary; Vice Presidents 60% of base salary.

      Awards are payable to recipients upon the dates described below provided a recipient remains with the Company through the applicable vesting date or is terminated without Cause or resigns for “good reason” under employment agreements providing for such grounds. Awards under the Retention Program consist of a combination of cash and stock, as follows: (i) Forty percent (40%) of the retention award consists of a deferred cash payment (which was paid to eligible recipients on September 9, 2005);

and (ii) Sixty percent (60%) of the retention award consists of time-based restricted stock, vesting as follows: (a) 17% distributed on October 3, 2005; (b) 67% vests on October 3, 2006; and (c) 16% vests on October 3, 2007.

      Deferred Compensation Plans. Our Company does not have a defined benefit pension plan. However, the Company does sponsor the “Office Depot, Inc. Retirement Savings Plan” (“401(k) Plan” or the “Plan”). This Plan allows eligible associates to contribute up to 50% of their salary, commissions and bonuses, up to $14,000 in 2005, to the Plan on a pretax basis in accordance with provisions of the Internal Revenue Code. The Plan allows the Company to provide matching contributions equal to 50% of the first 6% of an associate’s deferrals within the limits of the Plan.

      Office Depot also sponsors “The Office Depot, Inc. Non-Qualified Deferred Compensation Plan” (DCP), which permits officers and certain other highly compensated associates who are limited in the amounts they can contribute to the 401(k) Plan under provisions of the Internal Revenue Code, to defer compensation of up to 18% of their salary, commissions and bonuses to the DCP. Employer matching contributions to the DCP are allowed using the same matching formula as the 401(k) Plan described above.

      Finally, Office Depot also sponsors the Officer Deferred Compensation Plan (ODCP), which provides that certain Company officers may defer up to 25% of their income into a separate non-qualified deferral plan. Members of the Board of Directors may defer 100% of their Board compensation into this Plan.

      Performance Shares Plan. In the past our Company had a long-term incentive program providing for the grant of so-called Performance Shares to certain of our executive officers and members of the Board. This Plan was approved by our Shareholders in 2002. This Plan provided an opportunity for Plan participants to earn shares of Company common stock based upon the Company’s share price performance versus a peer group of companies over a three-year Plan cycle. No Plan cycle was initiated by the Committee in 2005, and there are no present plans to use this compensation system in the future. However, awards under prior Plan performance cycles are evaluated at the end of each such performance cycle.

      No awards were earned under the first three-year performance cycle that ended on December 31, 2004. Based upon calculations reviewed independently by the accounting firm, KPMG, this Committee has determined that awards under the 2003-2005 Plan cycle that was created by the Committee in February 2003 have been earned. As a result, certain members of the Board and certain members of management have been awarded shares of Company stock pursuant to the terms of the Plan. The NEOs and current members of our Board who received shares under this Plan cycle are:

		Number of
		Shares
Name	Title	Awarded

Charles E. Brown	President, International (NEO)	22,500
David Fannin	EVP, General Counsel (NEO)	18,000
Rick Lepley	EVP (NEO)	10,500
Lee Ault	Director	5,625
Neil Austrian	Director	5,625
David Fuente	Director	5,625
Brenda Gaines	Director	5,625
Scott Hedrick	Director	5,625
James Heskett	Director	5,625
Michael Myers	Director	5,625

      Only members of our Board and our management team who were with the Company in February 2003 were eligible to be participants in the Plan for this performance cycle. There is one additional performance cycle that ends on December 31, 2006.

      Diversity Incentive Plan. Our Committee also has established a performance incentive plan for our Executive Committee members (except for our Chief Executive Officer) that is intended to encourage them to provide the leadership and commitment needed to increase the representation of women and minorities among our management team in areas where they currently are under-represented. This Diversity Incentive Plan provides that for reaching a specified increase in the numbers of women and minorities among our Vice President-level associates and our director-level associates in areas of our Company where we have determined that they are currently under-represented by December 31, 2007, each eligible member of our Executive Committee who is employed by our Company on that date shall receive an award of 6,000 shares of our common stock.

      Compensation of our Chairman and CEO. On March 11, 2005, we employed Steve Odland as our Chairman and Chief Executive Officer and also elected him to our Board of Directors. On that date, we also entered into an Executive Employment Agreement (the “Agreement”) with Mr. Odland. A summary description of the Agreement is provided in the Company’s Report on Form 8-K, filed on March 16, 2005. A complete copy of the Agreement also is attached as an exhibit to that Report.

      In deciding on the appropriate terms for the Agreement with Mr. Odland, this Committee and our Board relied heavily on comparative information furnished by our independent compensation consultant, William M. Mercer, and an opinion from that firm regarding the “fairness” of the compensation package to our Company and its Shareholders. Our Committee and Board also exercised their best judgment, including not only a review of the Mercer report and accompanying data, but also comparative data from various peer companies, to determine the appropriate level of compensation to pay to our new Chairman and Chief Executive Officer. We believe as a Committee that the compensation package afforded to Mr. Odland is both fair to the Company, and reasonable in terms and amount and appropriate to a Chief Executive in his position, in a company of our size, and having the duties and responsibilities assumed by Mr. Odland.

      Employment Arrangement with our Interim Chairman and CEO. During the period from October 4, 2004 until March 11, 2005, Neil R. Austrian, a member of our Board, served as interim Chairman and CEO of our Company. The terms of his engagement in this temporary assignment are set forth in a letter agreement dated October 4, 2004, filed as an Exhibit to our Current Report on Form 8K filed with the SEC on October 4, 2004. Upon Mr. Odland’s joining our Company, Mr. Austrian tendered his resignation from the interim positions of Chairman and CEO and continued his position as a member of our Board of Directors.

      Employment Agreements with other NEOs. We have Employment Agreements with each of our other Named Executive Officers. Each of these “Executive Employment Agreements” has been filed as an exhibit to prior filings with the SEC on Form 10-K or Form 10-Q. In addition, each Named Executive Officer is a party to a separate Change of Control Employment Agreement, which also has been filed as an exhibit to prior filings with the SEC on Form 10-K or Form 10-Q.

      Section 162(m) and Deductibility Limits under the Internal Revenue Code. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation exceeding $1 million paid to our NEOs, except for the “performance based” portions of their compensation. While our Committee continues to be committed to taking measures to ensure that much of our executive compensation qualifies for deductibility under Section 162(m), in certain cases our Committee believes that our Shareholder interests are best served by retaining flexibility of approach; therefore we may decide to pay compensation to our officers that does not meet the tests of Section 162(m). While we strive to meet the goal of maximizing the portion of executive compensation that qualifies for deductibility, we recognize that the more important goal is to ensure that our compensation systems are competitive and enable us to attract and retain the most capable management team possible.
Members of the Committee for the Fiscal Year Ended December 31, 2005
Lee Ault, Chair
Al Bru
Myra Hart
Scott Hedrick
Neil Austrian

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and executive officers to file reports of their holdings and transactions of Office Depot common stock with the Securities and Exchange Commission and the New York Stock Exchange. Based on our records and other information, except as provided below, we believe that each of our officers and Directors complied with all Section 16(a) filing requirements applicable to them during fiscal 2005. We note that in 2005, our Compensation Committee took action to grant certain stock options and restricted stock to our officers, taking such action on February 11, 2005. However, these grants were not communicated to grant recipients until February 18, 2005, following a confirmatory Board meeting held on February 17, 2005. Following notification to the recipients all necessary filings were made in accordance with the timing requirements of the SEC.

      Randy Pianin, became a Section 16 officer on May 13, 2005 and the Company filed a Form 3 on May 20, 2005. The Form 3 filing inadvertently omitted 4,000 shares of restricted stock that were granted to him on February 11, 2005. The omitted shares were later reported on a Form 5 in February 2006.

COPIES OF FORM 10-K AVAILABLE

       We will provide a copy of our Annual Report on Form 10-K for our fiscal year ended December 31, 2005, which includes our consolidated financial statements and notes to our financial statements, to any Shareholder upon written request. Requests should be sent to the Department of Investor Relations at our corporate offices, 2200 Old Germantown Road, Delray Beach, FL 33445.

2007 SHAREHOLDER PROPOSALS

       Any Shareholder proposal intended to be presented for consideration at the 2007 Annual Meeting of Shareholders and to be included in our Proxy Statement for that meeting must be received by the Secretary at our corporate offices, 2200 Old Germantown Road, Delray Beach, FL 33445, Attn: Office of the General Counsel, on or before 5:00 p.m. (Eastern Standard Time) on December 12, 2006. Shareholder proposals must comply with SEC requirements in Proxy Rule 14a-8.

COMMON STOCK PERFORMANCE GRAPH

       The graph shown below compares the cumulative total Shareholder return on our common stock since December 31, 2000 with the S&P 500 Index and the S&P Specialty Stores Index. Note that in 2002, S&P discontinued publishing the S&P Retail Stores Composite Index and replaced that with the S&P Specialty Stores Index which we have used below.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

AMONG OFFICE DEPOT, INC., THE S&P 500 INDEX
AND THE S&P SPECIALTY STORES INDEX

			S&P
			SPECIALTY
	OFFICE		STORES
MEASUREMENT PERIOD (FISCAL YEAR COVERED)	DEPOT, INC.	S&P 500	INDEX

12/00	100	100	100

12/01	259.93	88.12	161.41

12/02	198.74	68.64	143.47

12/03	231.72	88.33	193.20

12/04	241.96	97.94	203.25

12/05	440.70	102.75	240.05

OTHER MATTERS

       It is not presently expected that any matters other than those discussed herein will be brought before our Annual Meeting. If, however, other matters do come before the Meeting, it is the intention of the persons named as representatives in the accompanying proxy to vote in accordance with the recommendation of our Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2 AND “AGAINST” PROPOSAL 3.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

	FOR all nominees listed	WITHHOLD AUTHORITY
	below (except as marked	to vote for all nominees
1. Election of Directors	to the contrary)	listed below
Nominees:	☐	☐

01 Lee A. Ault III	05 David I. Fuente	09 Michael J. Myers
02 Neil R. Austrian	06 Brenda J. Gaines	10 Steve Odland
03 David W. Bernauer	07 Myra M. Hart
04 Abelardo E. Bru	08 W. Scott Hedrick
(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above.)

	FOR	AGAINST	ABSTAIN
2. Ratification of appointment of Deloitte & Touche LLP as the Company’s independent public accountants.	☐	☐	☐

FOR	AGAINST	ABSTAIN
3. To consider a Proposal from a Shareholder recommending that our Board of Directors initiate the appropriate process to amend the governance documents (certificate of incorporation or bylaws) of the Company to provide that Director nominees shall be elected by the affirmative vote of the majority of the votes cast at an annual meeting of shareholders.
☐	☐	☐

WITHHOLD AUTHORITY
4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting unless you indicate that you withhold such authority by so indicating Right.	☐

I plan to attend the meeting.	☐

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature	Signature	Date	, 2006

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner
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Internet		Telephone		Mail
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You can view the Annual Report and Proxy Statement on the Internet at http://investor.officedepot.com

PROXY
OFFICE DEPOT, INC.
2200 OLD GERMANTOWN ROAD
DELRAY BEACH, FL 33445
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Anne Zuckerman, Stephen Calkins and Jennifer Leong as Proxies, each with the power to appoint her or his substitute, and hereby authorizes them to represent and to vote as designated below all the shares of common stock of Office Depot, Inc. held of record by the undersigned on March 10, 2006, at the Annual Meeting of Shareholders to be held on May 12, 2006 or any adjournment thereof.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 and 2 AND “AGAINST” PROPOSAL 3.

(continued on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE▲
ADMITTANCE PASS
2006 ANNUAL MEETING OF SHAREHOLDERS
OFFICE DEPOT, INC.
Friday May 12, 2006
8:30 a.m. Eastern Daylight Time
Boca Raton Marriott
5150 Town Center Circle
Boca Raton, FL 33486-1013
561-620-3712

For Security Reasons, You Must Present This Admittance Pass In Order To Enter The Meeting.